PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CONTRACT/CERTIFICATE.
------

[APPLICABLE IF THE GUARANTEED INTEREST SPECIAL DOLLAR COST AVERAGING PROGRAM IS AVAILABLE.]
[Guaranteed Interest "Special Dollar Cost     [10.00%] through [August 1, 2003]]
  Averaging" Rate

Guaranteed Interest Account:
         Initial Guaranteed Interest Rate   [6.00% through February 28, 2003;
                                              4.00% through December 31, 2003]
         Minimum Guaranteed Interest Rate   [1.5%/3%]

CONTRIBUTION LIMITS:       [Initial Contribution minimum: [$5,000.]
Subsequent Contribution minimum: [$1,000/$50 for Traditional IRA and Roth IRA Contracts/Certificates.] We will only accept a single Contribution of a direct transfer from your interest as a beneficiary under the Deceased Owner's Original IRA. No subsequent regular or rollover contributions will be accepted. Subject to our approval, you make additional direct transfer Contributions to this IRA Contract from your interest as a beneficiary under another traditional individual retirement arrangement under Section 408 of the Code of the same Deceased Owner.

[We may refuse to accept any Contribution if the sum of all Contributions under your Contract/Certificate would then total more than $1,500,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity accumulation certificates/contracts that own would then total more than $2,500,000. This limitation applies an on individual life basis regardless of whether you are an Owner or an Annuitant.]

Contributions to the Guaranteed Interest Account are limited to [25%] of each Contribution we accept.

INITIAL CONTRIBUTION RECEIVED:                                      [$25,000.00]

INVESTMENT OPTIONS AVAILABLE.  YOUR ALLOCATION IS SHOWN.

     INVESTMENT FUNDS                                                ALLOCATION
     ----------------                                                -----------
o    [AXA Premier VIP Core Bond
o    AXA Premier VIP Health Care
o    AXA Premier VIP International Equity
o    AXA Premier VIP Large Cap Core Equity
o    AXA Premier VIP Large Cap Growth
o    AXA Premier VIP Large Cap Value                                [$20,000.00]
o    AXA Premier VIP Small/Mid Cap Growth
o    AXA Premier VIP Small/Mid Cap Value
o    AXA Premier VIP Technology
o    EQ/Aggressive Stock
o    EQ/Alliance Common Stock
o    EQ/Alliance Growth & Income
o    EQ/Alliance Intermediate Government Securities
o    EQ/Alliance International
o    EQ/Alliance Premier Growth
o    EQ/Alliance Quality Bond
o    EQ/Alliance Small Cap Growth
o    EQ/Alliance Technology
o    EQ/Balanced
o    EQ/Bernstein Diversified  Value
o    EQ/Calvert Socially Responsible
o    EQ/Capital Guardian International


No. 2003DPTOBCO-Select                                               Data page 2

     INVESTMENT FUNDS (CONTINUED)                                    ALLOCATION
     ----------------------------                                    -----------
o    EQ/Capital Guardian Research
o    EQ/Capital Guardian U.S. Equity
o    EQ/Emerging Markets Equity
o    EQ/Equity 500 Index
o    EQ/Evergreen Omega
o    EQ/FI Mid Cap
o    EQ/FI Small/Mid Cap Value
o    EQ/High Yield
o    EQ/International Equity Index
o    EQ/J.P. Morgan Core Bond
o    EQ/Janus Large Cap Growth
o    EQ/Lazard Small Cap Value
o    EQ/MFS Emerging Growth Companies
o    EQ/MFS Investors Trust
o    EQ/Marsico Focus
o    EQ/Mercury Basic Value Equity
o    EQ/Money Market
o    EQ/Putnam Growth & Income Value
o    EQ/Putnam International Equity
o    EQ/Putnam Voyager                                               [$2,500.00]
o    EQ/Small Company Index
o    AXA Conservative Allocation Portfolio
o    AXA Conservative-Plus Allocation Portfolio                      [$2,500.00]
o    AXA Moderate Allocation Portfolio
o    AXA Moderate-Plus Allocation Portfolio
o    AXA Aggressive Allocation Portfolio
o    AXA Rosenberg VIT
o    US Real Estate Portfolio]

Investment Funds shown above are Investment Funds of our Separate Account No. [49].

o    GUARANTEED INTEREST ACCOUNT
o    [MONEY MARKET FUND (12 MONTH) DOLLAR COST AVERAGING]

o    FIXED MATURITY OPTIONS (FMOS)
       FIXED MATURITY OPTION (FMOS)     GUARANTEED RATE TO MATURITY

        [One Year                                 3.10%
        Two Years                                 3.20%
        Three Years                               3.30%
        Four Years                                3.40%
        Five Years                                3.50%
        Six Years                                 3.60%
        Seven Years                               3.70%
        Eight Years                               3.80%
        Nine Years                                3.90%
        Ten Years                                 4.00%]

                                                         -----------------------
                                                         TOTAL:  [$25,000.00]

No. 2003DPTOBCO-Select                                               Data page 3

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Contract/Certificate will mean generally any day on which the New York Stock Exchange is open for trading.

PROCESSING DATES (SEE SECTION 1.20): A Processing Date is each Contract Date Anniversary. If the Contract Date Anniversary is not on a Business Day, then the Processing Date is the first Business Day thereafter. A Contract Date Anniversary is the last day of the 12 month period ending the Contract Year. If such day is not a Business Day, then the Contract Date Anniversary will be the first Business Day thereafter.

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Unless otherwise elected, your initial and any subsequent Contributions are allocated according to your instructions.

[APPLICABLE IF FIXED MATURITY OPTIONS ARE AVAILABLE AND THE CONTRACT/CERTIFICATE OWNER THE STANDARD GUARANTEED PRINCIPAL BENEFIT.]
Under the Standard Guaranteed Principal Benefit, a portion of your initial Contribution is allocated by us to a Fixed Maturity Option you have selected such that the Fixed Maturity Amount on the Expiration Date of the Fixed Maturity Option will equal the amount of your initial Contribution. The remaining portion of your initial Contribution is allocated to the Investment Funds and the Guaranteed Interest Account according to your instructions. Any subsequent Contributions will be allocated according to your instructions.

TRANSFER RULES (SEE SECTION 4.02): [Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an Investment Fund or have a detrimental effect on the unit value of any Investment Fund.

We reserve the right to:
a) limit transfers among or to the Investment Funds to no more than once every 30 days,
b) require a minimum time period between each transfer into or out of one or more specified Investment Funds,
c) establish a maximum dollar amount that may be transferred by an owner on any transaction date among Investment Funds,
d) reject transfer requests from a person acting on behalf of multiple contract/certificate owners unless pursuant to a trading authorization agreement that we have accepted.
e) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an Investment Fund or may have a detrimental effect on the unit value of any Investment Fund or determine that you have engaged in any such strategy.

The maximum amount that may be transferred from the Guaranteed Interest Account to any other Investment Option in any Contract Year is the greater of:
(a) 25% of the amount you have in the Guaranteed Interest Account on the last day of the prior Contract Year; or,
(b) the total of all amounts transferred at your request from the Guaranteed Interest Account to any of the other Investment Options in the prior Contract Year; or
(c) 25% of the total of all amounts transferred into the Guaranteed Interest Account during that Contract Year]

Transfers into the Guaranteed Interest Account are not permitted in the first Contract Year. Thereafter, transfers to the Guaranteed Interest Account will not be permitted if the requested transfer amount would result in a total amount in the Guaranteed Interest Account that is more than [25%] of the Annuity Account Value as of the preceding Business Day.


No. 2003DPTOBCO-Select                                               Data page 4